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                                                                    Exhibit 10.1

                                 AMENDMENT NO. 1
                                       TO
                         DATA DELIVERY NETWORK AGREEMENT

         THIS AMENDMENT NO. 1 TO DATA DELIVERY NETWORK AGREEMENT (this "Amendment") is made as of September 11, 2000, by and between WAVO CORPORATION (f/k/a WAVEPHORE, INC.), an Indiana corporation ("Wavo"), and NATIONAL DATACAST, INC., a Delaware corporation ("NDI").

         WHEREAS, WAVO and NDI are parties to that certain Data Delivery Network Agreement dated October 15, 1996 (the "Agreement");

         WHEREAS, WAVO currently is in arrears on the payments due NDI under the Agreement;

         WHEREAS, after giving effect to all payments made by Wavo under the Agreement, there remains Four Million Four Hundred Thousand Dollars ($4,400,000) of guaranteed base payments payable during the remainder of the Initial Service Term; and

         WHEREAS, the parties have agreed to revise the payment schedule under the Agreement, and therefore desire to amend the terms of the Agreement to reflect, in writing, their mutual understandings and agreements as to the revised payment schedule and other matters described herein.

         NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

     1. In addition to any bonus payments which may in the future become payable to NDI under the Agreement, for the remainder of the Initial Service Term, Wavo will pay a total of Two Million Dollars ($2,000,000) in cash to NDI, of which Eight Hundred Thousand Dollars ($800,000) will be payable on October 15, 2000, Two Hundred Thousand Dollars ($200,000) will be payable on November 15, 2000, Four Hundred Thousand Dollars ($400,000) will be payable on January 15, 2001, Four Hundred Thousand Dollars ($400,000) will be payable on February 15, 2001, and the final payment of Two Hundred Thousand Dollars ($200,000) will be payable on April 15, 2001.

     2. (a) Within ten (10) business days of the date hereof, Wavo will deliver to NDI shares of common stock of Wavo in a number equal to One Million Four Hundred Thousand Dollars ($1,400,000) divided by the closing sale price of such stock, as reported by NASDAQ (the "Closing Price") on the second business day prior to delivery of such stock (the "Wavo Shares"). Within thirty (30) days after delivery of the Wavo Shares, Wavo shall file a registration statement on Form S-3, or another appropriate form, with the
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          Securities and Exchange Commission (the "SEC") covering the resale of the Wavo Shares by NDI (the "Registration Statement"). Wavo hereby represents to NDI that it is currently eligible to register the Wavo Shares on Form S-3 under the Securities Act of 1933, as amended. Wavo will use its best efforts to cause such Registration Statement to be declared effective by the SEC as early as practicable, but no later than ninety (90) days after its initial filing with the SEC. If the Registration Statement is not declared effective within such ninety
          (90) day period, Wavo will be immediately obligated to repurchase the Wavo Shares for One Million Four Hundred Thousand Dollars ($1,400,000) (the "Share Repurchase Obligation"), unless, prior to the expiration of such ninety (90) day period, Wavo delivers to NDI a letter from its outside legal counsel responsible for the filing of the Registration Statement to the effect that, in the reasonable judgment of such counsel, the SEC is expected to declare the Registration Statement effective within ten (10) business days following the end of the ninety (90) day period. Upon receipt by NDI of such a letter, (i) Wavo will have an additional ten (10) business days after the expiration of the ninety (90) day period to cause the Registration Statement to be declared effective and (ii) the Share Repurchase Obligation will be triggered only upon the end of such ten (10) business day period if the Registration Statement is not effective prior to the expiration of such ten (10) business day period. Wavo will use its best efforts to ensure that the Registration Statement remains effective until the earlier of (i) such time as NDI has realized One Million Four Hundred Thousand Dollars ($1,400,000) of net proceeds (as described below) from the sale of the Wavo Shares or (ii) such time as NDI has sold all of the Wavo Shares.

          (b) If the sum of the total net proceeds (gross proceeds less direct selling costs) received by NDI from the sale of the Wavo Shares is less than One Million Four Hundred Thousand Dollars ($1,400,000), Wavo shall, within three (3) business days after receipt of notice by NDI of the sale of the last Wavo Shares, issue a promissory note in the amount represented by the difference between One Million Four Hundred Thousand Dollars ($1,400,000) and the total net proceeds received by NDI from the sale of the Wavo Shares. Such promissory note will be payable by Wavo in cash to NDI in three equal monthly installments commencing thirty (30) days after the end of the date required for delivery of such promissory note.

          (c) At such time as the total net proceeds received by NDI from sale of the Wavo Shares equals One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), NDI shall cease all sale of the Wavo Shares and promptly return to Wavo any remaining unsold Wavo Shares.

          (d) Notwithstanding the foregoing provisions of this Paragraph 2, Wavo may, at any time prior to the date that NDI has realized at least One Million Four Hundred Thousand Dollars ($1,400,000) of net proceeds from the sale of Wavo Shares, in its sole discretion, repurchase from NDI, upon three (3) days'


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          written notice, all remaining unsold Wavo Shares for a total cash purchase price equal to One Million Four Hundred Thousand Dollars ($1,400,000) less the total net proceeds received by NDI from the sale of any Wavo Shares.

          (e) NDI agrees that all sales of the Wavo Shares by NDI pursuant to the Registration Statement shall be made in an orderly manner and in an amount ("Volume Limitation") which shall not exceed on any trading day the greater of (i) twenty thousand (20,000) shares of common stock of Wavo, or (ii) ten percent (10%) of the trading volume of the common stock of Wavo on the previous trading day; provided that with the prior consent of Wavo, the foregoing Volume Limitation shall not apply to negotiated block trades executed at prices equal to or greater than the average closing sale price of Wavo Common Shares for the ten (10) trading days prior to such block trade (the "Selling Restrictions"). For purposes hereof, "Trading Volume" shall mean the trading volume on NASDAQ, or such other principal market for Wavo Common Shares, as reported by Bloomberg.

     3. Together, Paragraphs 1 and 2 represent consideration to NDI of at least Three Million Four Hundred Thousand Dollars ($3,400,000) in cash or equivalent stock.

     4. (a) NDI's willingness to accept the payments described in Paragraphs 1 and 2 in lieu of those otherwise required by Paragraph 4 of the Agreement is premised upon (i) Wavo no longer transmitting Data under the Agreement and (ii) Wavo not exercising its option to extend the term of the Agreement beyond March 31, 2002. If, in fact, Wavo desires either (A) to commence transmitting Data (either on its own behalf or on behalf of a customer of Wavo (a "Customer")) or (B) to extend the term of the Agreement beyond March 31, 2002 (the "Extension Term"), Wavo may do so only if (I) notwithstanding any modifications to the Agreement pursuant to this Amendment, NDI has been paid in cash by Wavo or received net proceeds from the Wavo shares in a total amount equal to all amounts which would have been due to NDI under the Agreement prior to the modifications reflected herein and has agreed to be bound by the terms of the Agreement on a going forward basis without regard to the modifications of such payment terms, (II) NDI is satisfied, in its reasonable judgment, as to the financial soundness of Wavo (and/or, if applicable, the Customer) (with NDI having the right to require reasonable security and other necessary protections to ensure payments of amounts to come due under the Agreement, if it deems reasonably necessary) and (III) the content of the Data to be transmitted is consistent with Data permitted by NDI to be transmitted on behalf of its other customers.

          (b) Subject to the terms of Paragraphs 4(a) and 8 of this Amendment, Wavo will have until March 31, 2002 (rather than March 31, 2001, as currently specified in the Agreement) to notify NDI of its desire to extend the term of the Agreement through March 31, 2007.

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          (c) In the event that Wavo desires to transmit Data of a Customer and bill such Customer directly for the amounts payable to NDI for its services under the Agreement, Wavo will, at NDI's request, either (i) assign to NDI the accounts receivable from such Customer relating to the amounts due under the Agreement or (ii) grant to NDI a first priority security interest in such accounts receivable and all proceeds and products thereof (but only such portion of such accounts receivable relating to the amounts due under the Agreement). NDI acknowledges that Silicon Valley Bank currently holds a first priority security interest in Wavo's accounts receivable; however, Wavo acknowledges that NDI can refuse to consent to transmit Data of a Customer that Wavo desires to bill directly unless Wavo is able to secure the consent of any senior secured party to the grant of the first priority security interest described above. In addition, Wavo will require such Customer to make all payments owing to Wavo to a lockbox from which the first proceeds will be paid to NDI until all amounts then due to NDI under the Agreement are current.

          (d) If a Customer under this Paragraph 4 agrees to make guaranteed payments which are payable to NDI in a total amount that is in excess of the amount of the total guaranteed payments that would have been payable by Wavo under the Agreement (prior to the modifications set forth in this Amendment and without there being any reduction to any bonuses payable to NDI under the Agreement), NDI will pay Wavo fifteen (15%) of such excess upon its receipt by NDI.

          (e) If Wavo fails to extend the term of the Agreement pursuant to
          Section 6 of the Agreement (as amended hereby), all rights to the VBI lines covered by the Agreement will revert back to NDI as of 12:01 a.m. on April 1, 2002 and Wavo will have no further interest in such lines.

     5. If, pursuant to Paragraph 4 hereof, Wavo commences transmitting Data again (either on its own behalf or on behalf of a Customer), Wavo may install up to two hundred (200) Tektronix data bridges (being those Tektronix data bridges currently in the possession of Wavo) (the "Bridges") on the Data Delivery Network, and NDI shall permit and cooperate with Wavo in such installation. Wavo and NDI will agree to an installation schedule for the Bridges. Wavo will take all necessary steps to (i) ensure that title to the Bridges shall pass to NDI upon completion of the installation of the Bridges, and (ii) provide NDI with a fully-paid, non-exclusive, perpetual license for any Wavo technology necessary to ensure the full functionality of the Bridges. Within ninety (90) days of the date hereof, Wavo will deliver to NDI a full description of the technology and functionality embodied in the Bridges. Following the completion of the installation of the Bridges and the passing of title thereto to NDI, NDI will pay Wavo up to One Million Dollars ($1,000,000) for the Bridges in payments of Sixty-Two Thousand Five Hundred Dollars ($62,500)


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          per quarter (commencing on the three (3) month anniversary of the earlier of (A) the commencement of the renewal term of the Agreement or (B) the date (after transfer of title to the Bridges to NDI) that NDI first uses such Bridges for a new third party customer of NDI pursuant to Paragraph 6 hereof; provided, however, that NDI's obligation to make such payment to Wavo for any such quarter shall be limited to the amount received from Wavo or its customer during the renewal period or from such new third party customer during the term of its agreement. The current customers of the Data Delivery Network as of the date of this Amendment (as evidenced by signed agreements between NDI and such customers) are Wavo, Gemstar/StarSight, Microsoft and Dotcast.

     6. If Wavo fails to either extend the term of the Agreement beyond March 31, 2002 or otherwise has not transferred to NDI title to the Bridges pursuant to Paragraph 5 hereof by March 31, 2002, Wavo will take all necessary steps to deliver and transfer title to the Bridges to NDI as of April 1, 2002. In such event, Wavo will provide NDI with a fully-paid, non-exclusive, perpetual license for any Wavo technology necessary to ensure the full functionality of the Bridges. Following the transfer of the Bridges under this Paragraph 6, if NDI enters into agreements with a new third party customer of NDI for use of the Data Delivery Network, which includes the use of the Bridges, NDI shall pay Wavo up to One Million Dollars ($1,000,000) for the Bridges in payments of Sixty-Two Thousand Five Hundred Dollars ($62,500) per quarter, commencing on the three (3) month anniversary of the date such new third party customer of NDI commences paying NDI; provided, however, that NDI's obligation to make such payment to Wavo for any such quarter shall be limited to the amount it has actually collected from such new third party customer of NDI in any such quarter (with a carry forward of any unpaid amounts to be paid by NDI from amounts collected by NDI from such new third party customer of NDI if any subsequent quarter).

     7. In anticipation of the actions described in Paragraphs 5 and 6 above, on or prior to January 1, 2002, but in no event less than ninety (90) days prior to Wavo commencing transmission of Data pursuant to Paragraph 5 which requires use of the Bridges, Wavo (with the cooperation of NDI and the designated PBS Stations) will install ten
          (10) Bridges at such PBS Stations as determined by NDI. Wavo and NDI understand that such Bridges will be utilized for testing and debugging the Bridges in preparation of their use on the Data Delivery Network, and that, subject to the passing of title under Paragraphs 5 or 6 above, Wavo will retain title to the Bridges during the testing period.

     8. Wavo understands that NDI's acceptance of the terms of this Amendment is conditioned upon the execution by Wavo of the Confessed Judgment Promissory Note in the initial amount of Four Million Four Hundred Thousand Dollars ($4,400,000) in the form attached hereto as Exhibit A (the


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          "Note"), and Wavo further agrees that, notwithstanding any language to the contrary in the Agreement, including, but not limited to Sections 8, 21.A, 23.A and 24.A of the Agreement, any default by Wavo of any of its payment or performance obligations under this Amendment, shall constitute a default under the Note if it is not cured within three
          (3) business days after written notice from NDI and that NDI may immediately thereafter enter judgment against Wavo for the full amount then due thereunder. Amongst other remedies to which it may be entitled, upon any default under the Note, NDI will regain all rights to the VBI lines covered by the Agreement and Wavo shall have no further interest in such lines.

     9. Section 26J (Notices) of the Agreement shall be amended and restated in its entirety to read as follows:

          "Notices. All notices to the parties hereto shall be sent to their respective office addresses and contact persons set forth below:

                  NATIONAL DATACAST, INC.
                  1320 Braddock Place
                  Alexandria, Virginia  22314
                  Attention:  Jacqueline Weiss, Chief Executive Officer
                  Facsimile:  (703) 739-8461

                  Wavo Corporation
                  3131 East Camelback Road
                  Suite 320
                  Phoenix, Arizona  85016
                  Attention: David E. Deeds, Chief Executive Officer with a copy to: General Counsel
                  Facsimile:  (602) 952-5517

          Except for invoices hereunder which shall be sent by U.S. Mail, all other notices with respect to this Agreement shall be sent by registered or certified mail (return receipt requested), overnight express service, by courier, with proof of service, or by facsimile, and shall be deemed duly given and made when delivered (or in the case of certified or registered mail on the earlier of the date of actual or attempted delivery or five days after being mailed, postage prepaid, or in the case of either overnight express service or courier, on the first business day after delivered to the overnight express service or courier). Either party may by prior written notice in accordance with the terms of this Paragraph 26.J. designate a substitute address from time to time."

     10. In all instances where terms of this Amendment are inconsistent with the terms of the Agreement, the terms of this Amendment shall supersede. Except as modified by this Amendment, (i) the Agreement and all exhibits thereto are hereby ratified and confirmed in all respects and shall continue in full force


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          and effect and (ii) the Agreement and this Amendment shall be read and construed as a single agreement.

     11. This Amendment shall be governed by and construed, interpreted and enforced in accordance with the laws of the Commonwealth of Virginia (without regard to its laws relating to choice-of-law or conflicts-of-law).

     12. This Amendment may be executed in counterparts, and either party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

     13. Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement.


         IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date indicated in the first sentence of this Amendment.


                                           WAVO CORPORATION


                                           ------------------------------
                                           By:
                                               --------------------------
                                           Its:
                                               --------------------------


                                           NATIONAL DATACAST, INC.


                                           ------------------------------
                                           By: Jacqueline Weiss
                                           Its: Chief Executive Officer

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                                    EXHIBIT A

                       CONFESSED JUDGMENT PROMISSORY NOTE



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                                IMPORTANT NOTICE

THIS INSTRUMENT CONTAINS A CONFESSION OF JUDGMENT PROVISION WHICH CONSTITUTES A WAIVER OF IMPORTANT RIGHTS YOU MAY HAVE AS A DEBTOR AND ALLOWS THE CREDITOR TO OBTAIN A JUDGMENT AGAINST YOU WITHOUT ANY FURTHER NOTICE.

                       CONFESSED JUDGMENT PROMISSORY NOTE

$4,400,000.00                               SEPTEMBER 11, 2000

         FOR VALUE RECEIVED, the undersigned, WAVO Corporation, an Indiana corporation ("Maker"), promises to pay to the order of NATIONAL DATACAST, INC., a Delaware corporation ("NDI"), the principal sum of Four Million Four Hundred Thousand Dollars ($4,400,000.00).


         Payments under this Note will be made in accordance with the schedule of payments set forth in Paragraphs 1 and 2 of that certain Amendment No. 1 to Data Delivery Network Agreement (the "Amendment") between Maker and NDI of even date herewith.


         If Maker fails to make any payment as required by Paragraph 1 or 2 of the Amendment, or fails to perform any of its obligations under Paragraph 2(a), 2(b), 4(a), 4(c), 5, 6 or 7 of the Amendment, then NDI may provide written notice of default to Maker in accordance with Paragraphs 8 and 9 of the Amendment. If Maker fails to cure the default in accordance with Paragraph 8 of the Amendment, then Maker shall be in default hereunder and the entire unpaid balance of the Note, after affording Maker credit for any payments made pursuant to Paragraph 1 of the Amendment and for any net proceeds (gross proceeds less direct selling costs) realized by NDI in accordance with Paragraph 2 of the Amendment, shall become immediately due and payable and shall earn interest at the rate of one and one-half percent (1-1/2%) per month, or portion thereof.


         Maker hereby appoints and designates Michael W. Robinson, Esquire, of Venable, Baetjer and Howard, LLP, 2010 Corporate Ridge, Suite 400, McLean, VA 22102, William D. Dolan, III, Esquire, of Venable, Baetjer and Howard, LLP, 2010 Corporate Ridge, Suite 400, McLean, VA 22102, and Lawrence A. Katz, Esquire, of Venable, Baetjer and Howard, LLP, 2010 Corporate Ridge, Suite 400, McLean, VA 22102 to each act individually as a duly constituted Attorney-in-Fact to confess judgment against it pursuant to the provisions of Section 8.01-432 Code of Virginia (1950, as amended). Upon Maker's failure to cure any default under the Amendment after written notice as provided above, each designated
Attorney-in-
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Fact is authorized to individually confess judgment against Maker for the full amount of the unpaid balance of this Note in the Clerk's Office of the Circuit Court for the City of Alexandria.

         It is the intent of the parties that NDI receive full, timely payment of all sums set forth in Paragraphs 1 and 2 of the Amendment and full performance of Maker's obligations under Paragraphs 2(a), 2(b), 4(a), 4(c), 5, 6 and 7 of the Amendment (whereupon this Note shall be deemed paid in full in accordance with the Amendment), or that NDI obtain promptly a final non-appealable judgment without the necessity of litigation. Maker expressly agrees that notwithstanding any other provision of law, the sole grounds for setting aside any judgment confessed hereunder pursuant to Virginia Code
Section 8.01-433, shall be full and timely payment of the payments due as provided in this Note and performance of all of Maker's obligations under the Amendment. Without limiting the foregoing, Maker expressly waives as grounds for setting aside any judgment entered hereunder: failure or inadequacy of consideration; lack of mutuality of obligation; unconscionability; illegality; fraud, including fraud in the inducement; lack of capacity; failure of condition; excuse of condition; unilateral or mutual mistake; impossibility or impracticability of performance; frustration of the venture; waiver; estoppel; any claim that the amounts due under this Note are unenforceable as a penalty; and any other matter of defense except for payment in accordance with the prior provisions of this Note.

         All written notices required under this Note shall be sent to:

                  WAVO Corporation
                  3131 East Camelback Road
                  Suite 320
                  Phoenix, Arizona  85016
                  Attention:  David E. Deeds, Chief Executive Officer

         Written notice shall be provided in accordance with Paragraph 24.J of that certain Data Delivery Network Agreement between Maker and NDI dated October 15, 1996, as amended by Paragraph 9 of the Amendment.

         This Note shall be governed by and construed under the laws of the Commonwealth of Virginia. This Note shall inure to the benefit of and be enforceable by NDI or any other holder and shall be binding upon and enforceable against Maker.

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         WITNESS THE FOLLOWING SIGNATURE.


                                WAVO Corporation



                                         By__________________________________
                                         Its: _________________________________

STATE OF _______________:

COUNTY OF ______________:

Subscribed & sworn to before me this ____ day of ______________, 2000 by WAVO Corporation.



                                  -----------------------------------
                                  Notary Public


                                  My Commission Expires:  _______________


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